EXHIBIT 10.04(e)(3)

                            RESOLUTIONS ADOPTED AT A
                                 MEETING OF THE
                               BOARD OF DIRECTORS
                                       OF
                         COMMUNITY CARE OF AMERICA, INC.
                                January 30, 1997



                     RESOLVED, that Section 3.1 of the Community Care of America, Inc. Supplemental Deferred Compensation Plan (the "Plan") is hereby amended by deleting therefrom the fifth sentence in its entirety (which sentence begins with the words "Notwithstanding the preceding,"), so that a Change of Control will not result in an increase in the amount of the Employer Contribution Credit credited to a Participant's account; and

                     FURTHER RESOLVED, that Section 5.2 of the Plan is hereby amended to delete the provision therein which is to the effect that a Participant shall become 100% vested in his or her account if such Participant terminates employment with the Company for any reason within one year following a Change of Control; and

                     FURTHER RESOLVED, that the president and any executive vice president of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to executive and deliver such documents, agreements, and instruments, and to do or cause to be done all such other acts or things as each of them may deem necessary or appropriate to effect the intent and to accomplish the purposes of the transactions contemplated by these resolutions, the taking of any such actions to be conclusive evidence of the authority granted hereby.